EXHIBIT 99.1

GOLFGEAR INTERNATIONAL, INC. ANNOUNCES RESIGNATION OF SUSPENDED CEO AND DIRECTOR DONALD A. ANDERSON

Wednesday December 24, 9:30 am ET

HUNTINGTON BEACH, Calif.-- On December 18, 2003, pending completion of an investigation into possible violations of his employment contract and fiduciary duties, Donald A. Anderson tendered his resignation as a member of the Board of Directors of GolfGear International, Inc. (OTCBB:GEAR) The following day, Anderson tendered his resignation as Chief Executive Officer of GolfGear International, Inc. and its subsidiaries. Anderson has been on suspension since November 8, 2003.

Anderson's job responsibilities have been assumed by John Pierandozzi, Chief Operating Officer and President. The Board of Directors is confident that Pierandozzi will provide the company with exceptional leadership. Through April 2002, Pierandozzi was President and Chief Executive Officer of Carbite Golf, nationally recognized manufacturer of putters and wedges. There he redirected the company from an emphasis on broad-based telemarketing that was dramatically unprofitable into a company that was focused on the core product line of putters and wedges and returned the company to profitability.

During his more than 20 years of experience in golf and golf-related industries, Pierandozzi was a consultant to Adams Golf; a principal in Applied Golf Technologies; an owner of a Nevada Bob's franchise; and a consultant to Los Angeles County on County-run golf facilities. He began his business career as executive vice president of Pacific Malibu Development, the original developer of the Lake Las Vegas project in Nevada. There he was involved in the land and business planning, including the development and layout of seven golf courses.

About GolfGear International, Inc.
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GolfGear's patent portfolio with respect to insert technology is the largest and most comprehensive in the golf industry, with seven domestic and two foreign patents issued related to forged-face insert technology, and additional patents pending. These patents incorporate a wide variety of forged-face insert materials, including titanium, beryllium copper, stainless steel, carbon steel, aluminum, and related alloys, and include technology for variable face thickness of the insert.

GolfGear offers a full line of proprietary golf clubs, including Tsunami drivers, fairway woods and irons; Leading Edge(R) Championship Putters, Diva woods and irons for women; and Players(R) clubs for junior golfers. The company has headquarters at 5285 Industrial Dr., Huntington Beach, Calif. 92649; 714-899-4274 or 800-955-6440; fax: 714-899-4284; www.golfgearint.com.

NOTE: Cautionary Statement Pursuant to Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995: This news release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements involve a number of risks and uncertainties. The actual results that the company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. The company undertakes no obligations to revise or update any forward-


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looking statements in order to reflect events or circumstances that may arise after the date of this news release.
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Contact:
     GolfGear International Inc., Huntington Beach
     John Pierandozzi, 800-955-6440 or 714-899-4274
     or
     Mark Grody Associates
     Mark Grody, 760-674-8012


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